                                                                NEWS RELEASE
     LOGO
  INTERMEDIA
COMMUNICATIONS

3625 Queen Palm Drive
Tampa, Florida, 33619
(813) 829-0011

http://www.icix.net                      Contacts:  Robert Manning
Fax: (813) 829-2913                                 Senior Vice President and
                                                    Chief Financial Officer
                                                              or
                                                    Chris Brown
                                                    Senior Vice President
                                                    Investor Relations
                                                    813/829-0011


                     INTERMEDIA COMMUNICATIONS CONSUMMATES
                    ACQUISITION OF LDS COMMUNICATIONS GROUP
                    ---------------------------------------
                  Company Comments on Recent Stock Performance


TAMPA, FL (March 31, 1998) -- Intermedia Communications Inc. (Intermedia - Nasdaq/NM:ICIX) today announced the consummation of its acquisition of LDS Communications Group ("LDS"), a regional interexchange carrier, for approximately $153 million in stock and cash, plus the retirement of $15 million in LDS's long-term debt.

LDS, with unaudited 1997 revenues of approximately $109 million and unaudited 1997 EBITDA of approximately $10 million, provides interexchange voice, data networking and Internet-based services to more than 45,000 business customers, through a sales force of approximately 120 sales professionals. Headquartered in Monroe, Louisiana, LDS serves customers concentrated in Texas, Oklahoma, and Louisiana, and has a local/long distance switch in service in Shreveport, Louisiana.

Pursuant to a definitive agreement which was entered into on December 17, 1997, purchase consideration consists of a combination of approximately $137 million in stock, or approximately 2.68 million shares of Intermedia common stock, and $31 million in cash including approximately $15 million in cash to retire LDS's long-term debt. With the recently consummated acquisition of Shared Technologies Fairchild Inc. ("Shared"), Intermedia's unaudited pro forma revenue for 1997 was approximately $539 million, with unaudited pro forma EBITDA for 1997 of $(27)
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ICIX Closes Acquisition of LDS
     Communications Group
Page 2
March 31, 1998

million (before considering any synergies). Intermedia now employs more than 2,800 people, including nearly 600 in sales and sales support, serving approximately 80,000 business and government customers, with 17 local/long distance central office switches and nearly 200,000 access line equivalents in service as of December 31, 1997.

"We continue to add high quality, stable customers and skilled personnel, and we reinforce our position in several key south-central US markets with this transaction," commented David C. Ruberg, Intermedia's chairman, president, and chief executive officer. "The DMS500 switch that LDS placed in service in Shreveport fits nicely into Intermedia's plan, which called for a switch in Louisiana during 1998. We welcome these new customers and employees to Intermedia, and we are excited about the opportunity to offer these customers the entire portfolio of Intermedia voice and data services."

"The cost synergy that we expect to realize from this transaction, approximately $8 million in one-time synergy and $4.5 million in recurring cost synergy, will complement the positive EBITDA that LDS brings to our consolidated operations," added Robert Manning, Intermedia's chief financial officer. "We will include LDS in our reporting beginning in the second quarter of this year."

COMPANY COMMENT ON RECENT STOCK PERFORMANCE

In response to recent fluctuations in the price of its common stock, Intermedia management reiterated confidence in its business strategy and in the Company's ability to execute its business plan. The Company believes it has the talent and resources to meet the continued strong demand for its voice and data services and to deliver on customer and business partner service expectations. The Company is comfortable with the equity analysts' consensus estimates for its 1998 revenue and EBITDA, at $750 million and $84 million, respectively. Management stated, however, that the high level of business activity, including the recently consummated acquisition of Shared, has reduced its historic level of visibility at this time into the results for the first quarter. This has prompted caution on the Company's part with regard to the specifics of the quarter's projected results. The Company expects to report its quarterly results during the last week in April, consistent with its traditional reporting schedule.
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ICIX Closes Acquisition of LDS
Communications Group
Page 3
March 31, 1998

Statements contained in this news release regarding expected financial results and other planned events are forward-looking statements, subject to uncertainties and risks, including, but not limited to, the demand for Intermedia's services, and the ability of the Company to successfully implement its strategies, each of which may be impacted, among other things, by economic, competitive, or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's Form 10-K Annual Report for its fiscal year ended December 31, 1997, and are updated periodically through the filing of registration statements and reports with the Securities and Exchange Commission.

Intermedia Communications is one of the nation's fastest growing telecommunications companies, providing integrated telecommunications solutions to business and government customers. These solutions include voice and data, local and long distance, and advanced network access services in major U.S. markets. Intermedia Communications' enhanced data portfolio, including frame relay networking, ATM, and a full range of business Internet connectivity and web hosting services, offers seamless end-to-end service virtually anywhere in the world.

Intermedia Communications is headquartered in Tampa, Florida, with sales offices in 79 cities. Intermedia Communications is on the World Wide Web at http://www.intermedia.com.

Founded in 1982, LDS Communications Group is a regional interexchange carrier providing long distance voice, video, Internet access and data services to customers throughout a six state area in the southern United States. LDS can be found on the World Wide Web at http://www.ldscommunications.com.